Exhibit 21.1

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC. SUBSIDIARIES

The following are direct wholly-owned subsidiaries of Tempus Applied Solutions Holdings, Inc.

Subsidiary	Jurisdiction of Incorporation/Formation
Chart Acquisition Corp.	Delaware

Tempus Applied Solutions, LLC	Delaware

The following are direct wholly-owned subsidiaries of Tempus Applied Solutions, LLC

Subsidiary	Jurisdiction of Incorporation/Formation

Global Aviation Support, LLC	Delaware

Tempus Applied Solutions Inc.	Canada

Tempus Aero Solutions SIA	Latvia

Proflight Aviation Services LLC (d/b/a Tempus Training Solutions)	Texas

Tempus Aero Solutions AG	Switzerland

Tempus Training Solutions LLC	Delaware
Tempus Jets Inc.	Kansas